Exhibit 12



                        THE STANLEY WORKS AND SUBSIDIAIRES
                     COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (In Millions of Dollars)


                                                   FIRST QUARTER
                                                    2000   1999
                                                  ------ ------

   Earnings before income taxes                    $73.0  $47.4

   Add:
        Interest expense                             7.8    8.7
        Portion of rents representative of
           interest factor                           3.6    3.8
        Amortization of expense on long-
           term debt                                  -     0.1
                                                  ------ ------
   Income as adjusted                              $84.4  $60.0
                                                  ====== ======
   Fixed charges:
        Interest expense                            $7.8   $8.7
        Portion of rents representative of
           interest factor                           3.6    3.8
        Amortization of expense on long-
           term debt                                  -     0.1
                                                  ------ ------
   Fixed charges                                   $11.4  $12.6
                                                  ====== ======

   Ratio of earnings to fixed charges               7.40   4.76
                                                  ====== ======